Exhibit 99.2

Global Power Equipment Group Inc.

Second Quarter, 2004 Earnings Conference Call Transcript

July 27, 2004 – 9:00 AM EDT

Operator

Good morning and welcome to the Global Power Equipment Group’s Second Quarter 2004 Earnings Conference Call, for Tuesday, July 27th 2004. Your host for today will be Bob Zwerneman. Mr. Zwerneman, please go ahead.

Bob Zwerneman, Global Power Equipment Group - Director of Investor Relations

Thank you, Carol. I would like to welcome you and everyone on the line to Global Power Equipment Group’s Second Quarter 2004 Earnings Conference Call. Joining me today on this call is Larry Edwards, Global Power Equipment Group’s Chairman, President and CEO, and Jim Wilson, our CFO.

On the homepage of our website, there is a link to a presentation that we’ll be using this morning. You also have the option of downloading a PDF file of that presentation, which will assist you in printing it. That site is www.GlobalPower.com. Within that presentation, Slide 2 presents our Safe Harbor and Reg G Statements. However, in the interest of time today, we will move straightforward to our prepared remarks, and handle legal statements at the end. With that, I’ll turn the call over to Larry.

Larry Edwards, Global Power Equipment Group - Chairman of the Board, President, CEO

Thank you, Bob, and good morning, everyone. Please turn to Slide Number 3. Let me start out this morning with an overview of our sales and bookings results. During the second quarter, we booked $28m of new orders — roughly 60 percent from outside the United States. The US bookings were primarily for retrofit and specialty boilers, and the balance were for auxiliary power components for new power projects.

Despite our modest level bookings in the quarter, we remain very optimistic about the bookings’ potential during the second half of this year. With the Chinese bundle buy for between 8 to possibly 12 units scheduled to be ordered during the fourth quarter, along with a couple of other significant international projects we could receive, our yearend backlog could rise sharply from where we were at the end of June.

Let me give everyone a little more insight as to what we’re seeing in the international market today. On our last earnings conference call, I discussed some of the large projects that we were actually bidding: two large projects in Southeast Asia, and one in Europe. None of those projects have been awarded, yet. A number of unrelated factors have, in one way or another delayed the owners from making awards on these projects. But all three are definitely still alive, and I’m personally involved in assisting our sales team in securing those orders. In fact, I’m speaking to you from Southeast Asia, this morning, and will travel to China later this week for meetings with our customers, as we have our closing celebration for our acquisition of Nanjing Boiler Works.

Outside of the three projects I mentioned, we also have some other large opportunities that we’re negotiating. One in Mexico, several in the Middle East, two in China, as well as some smaller opportunities in Canada and the United States. Some of these jobs are in the $30-50m range — and as one might expect, the competition is quite intense. We’re working very hard to win these jobs.

We’re optimistic that the market is continuing to strengthen, based on our inquiry load, today. Our inquiry level is very high, and remains a key indicator of our opportunity in 2005 and beyond. However, many of the projects are for a single gas turbine unit, or maybe two units, rather than the multiple units that we saw in the United States in the 1999 to 2002 period — resulting in a higher cost for the proposed engineering resources that we have to maintain relative to the overall revenue opportunity. This is the state of the business today, and is a necessary cost.

Speaking of costs, in yesterday’s press release we discussed the principle factor that caused our gross margin to decline to 16 percent during the second quarter — dramatically higher steel prices. If you turn to Slide 4, you will see how sharply world steel prices have risen this year. While steel prices can vary significantly from country-to-country, on a worldwide basis, carbon steel prices are up by two-thirds from a year ago, and rose 28 percent during the second quarter. Stainless steel price surcharges have been even more dramatic, and we use a large amount of stainless steel in many of our components.

When we developed our 2004 plan and provided initial 2004 guidance late last October, we had no idea that steel prices would rise as significantly as they have during the first half of this year. No one did. We already predicted at that time that margins would return to a more historical level of 18.5 to 19.5 percent for 2004 — not anticipating that steel costs would rise by over two-thirds since then. Due to extensive efforts in price negotiations with customers, suppliers and subcontractors, we still believe that this level of margin was achievable until we experienced significant additional price increases during the second quarter.

On our first quarter call, I addressed this issue, and provided an overview of how this affected our overall manufacturing costs. To some degree, we were able to pass on some of the higher costs to our customers, where we had factored those costs into new estimates. Unfortunately, steel prices continued rising during the quarter, and we were forced to absorb much of this increase.

For new jobs that we are quoting, we are using current steel prices to develop our cost estimates and bids. However, we believe it will take a couple of quarters and into 2005 for us to fully absorb the impact of higher steel costs, and report higher margins back in the high teens rather than the mid teens. Fortunately, we have witnessed somewhat of a stabilization in steel prices, recently, particularly in Asia.

An additional cost impact this quarter resulted from the unabsorbed overhead we incurred at two of our North Americans manufacturing facilities. Our customers increasingly require China fabrication — regardless of the final destination of the equipment. These two facilities will be closed by the end of August — resulting in significant future cost savings. If you would turn to Slide 5, I would like to address China, and our recent acquisition of Nanjing Boiler Works and why this is an important and strategic step for us.

At the bottom of this slide is a picture of our new manufacturing plant in Nanjing. This is a 3-year old facility on 22 acres, with over 300,000 square feet of fabrication floor space, located in Nanjing. Nanjing is a city of about 8 million people — 3 hours west of Shanghai by train. In the middle of the picture is a general office, which houses administrative staff as well as the drafting and engineering departments for the package boiler and other products the company has been producing and selling to local Chinese customers.

The building on the right is where we are fabricating heat-recovery steam generators currently for two projects in China. It represents a tremendous low-cost manufacturing resource for the future. Deltak Power Equipment China Company, Ltd — as it will be renamed — is a full-fledged boiler company, with all of the ASME stamps, has an A boiler license, which only a few companies in China have — and contains all of the service and support personnel required to service customers in China.

It would be very difficult to build such an enterprise from the ground up, and would be extremely expensive, as well. Fortunately, we only spent $10m to acquire this operation: not very much for what we receive in return, or what it means for the future.

As to the second phase of China’s bundle buy for 16 large-frame gas turbines, we are waiting to learn which OEM will receive awards in the next couple weeks. Only then will we be able to work with the local developers for the heat-recovery units that the central government will put out for bid sometime in the fourth quarter — or at least this is the timeframe we’re hearing, today.

In fact, we’re quite fortunate that the second phase of the bundle buy was delayed for a few weeks, until we finalized the purchase of Nanjing Boiler Works. That now allows us to bid on future projects as a Chinese boiler company, rather than through our trading company in Shanghai.

In addition to the bundle buy, there are an additional 8 medium-frame gas turbines that have been taken out of the central bundle buy, and are being negotiated separately, today. We are bidding on a couple of these, soon, and we’ll submit bids for the remainder as a request for issue.

The last issue that I’d like to address is our revised guidance for 2004. Earlier, I talked about the impact of steel prices, and why our gross margin was down from recent history. We anticipated some of this and addressed it in our first quarter earnings release and conference call. I spoke of the steps that we’d taken to reduce our manufacturing costs further, by closing two facilities — our cost operations that were geared for the domestic market that are no longer needed.

We are maintaining our original revenue guidance of between $210m and $240m. It could be slightly higher, if some of the large jobs we are pursuing are awarded in the near future — which could result in additional revenue recognition during 2004.

I want to leave everyone with one last comment today, about Global Power’s future. Based on what we’ve heard publicly from major gas turbine manufacturers, as well as our private conversations with that group, and other key industry participants, as well as our own inquiry pipeline — we remain confident that 2004 is the bottom of the cycle.

We are not in a position today to provide financial guidance for 2005 — since what we book into backlog in the second half of this year will have a large bearing on next year’s results. However, as I addressed at the opening of this call, we continue to believe our yearend backlog will exceed our backlog at the end of 2003. By how much depends on a number of factors — especially the four or five large projects outside of China — as well as the 24 turbines within China. To the extent that we are able, we will keep everyone up-to-date on our progress.

With that, I’ll turn the call over to Jim.

James Wilson, Global Power Equipment Group - CFO, VP Finance

Thanks, Larry, and good morning, everyone. If you will please turn to Slide Number 6, we will look at some of the highlights from the income statement. As we reported, earnings for the second quarter were $296,000 — or $0.01 per diluted share — versus $4.8 million or $0.11 per diluted share last year. The second quarter results include a previously announced restructuring charge of approximately $300,000.

Revenue for the quarter was $57 million — down 11 percent from the $64 million we reported in the second quarter of 2003. Our second quarter gross margin of 16 percent was lower than last year’s margin of 26.5 percent. We were already anticipating lower margins for 2004; however, higher steel costs were primarily responsible for the additional decline in our gross margins.

Additionally, we incurred a significant amount of under absorbed overhead costs at the two facilities that we are now closing. EBITDA for the second quarter was $1.4 million compared to $9.2m in the same period last year. Management restructuring charges had a $0.3 million effect on reported EBITDA during the period, as it also will during the balance of the year.

Slide Number 7 presents our P&L on a year-to-date basis. But I’d like to point out that our revenue is about where we expected it to be. Our year-to-date margin of 18.7 percent is at the lower end of the range we provided. And taking into consideration the $2.3 million of restructuring charges so far this year, our SG&A is running about $1.4 million higher than what we had anticipated. The higher-than-expected SG&A is due to — A — higher design and engineering costs relating to our high level of proposal activity, — B — additional costs relating to the documentation, testing and audit of internal controls, as required by Section 404 of

Sarbanes-Oxley — and C — costs related to the startup of our Chinese trading company, and our significantly increased efforts in China.

Turning to Slide Number 8. You can see our second quarter and year-to-date revenue on the segment and geographic basis, compared to last year. Revenue declined fairly equally between our auxiliary power equipment segment and our heat-recovery segment — dropping $2.7 million and $4.3 million, respectively. For the first six months, auxiliary power is down slightly more — falling $16.3 million — while heat-recovery is off $12.6 million, or 22 and 19 percent, respectively.

The United States represented 35 percent of our second quarter revenue and 43 percent of our first half revenue — as compared to 72 percent and 70 percent respectively for the comparable prior year period. This downward trend should continue as we move forward — particularly next year.

Take note of the strong change in revenue attributable to Asia and the Middle East during the second quarter and the first half. These regions should show even larger increases, as we move forward.

As Larry mentioned, our bookings prospects for the second half of the year appear strong, and he detailed a number of prospects of bookings potential in Southeast Asia, China, the Middle East and Europe could dramatically affect the slide when we show it next year.

Turning to Slide Number 9, you can see our historical gross margins on a quarterly basis, going back to 1999. Second quarter gross margin of 16 percent is below the historical average of 20.5 percent, and our previous fiscal year estimate of between 18.5 to 19.5 percent. Year-to-date, the 2004 year-to-date margin is 18.7 percent. That’s also below the historical average, but it’s within our originally forecasted range for the year.

However, because of the factors Larry mentioned earlier, we believe our third and fourth quarter gross margins will range between 15 to 17 percent — both below our historical average and our previous fiscal year estimate.

Our decision to modify our fiscal year 2004 earnings is tied primarily to our change in gross margin expectations for the remainder of the year, and incorporates the following — 1 — unlike our previous expectations, we do not expect steel prices to decline during the second half of the year. Even though scrap steel prices — which are used in most steel-making — have decreased significantly from their highest levels, unfortunately this did not translate into reduced prices for finished steel.

2 — we are maintaining our revenue estimate of between $210m and $240m. As Larry mentioned, it could be slightly higher, if third and fourth quarter bookings produce some heat-recovery segment orders that allow us to initiate engineering and production during 2004. However, since we report revenues on a completed-job basis in our auxiliary power segment, any delivery-schedule change by a customer could also impact revenue. This is something beyond our control.

3 — we will record another $2-3m of restructuring charges, related to the closure of a plant in Mexico, and one in South Carolina, during August. The timing of the actual breakdown of costs by quarter will in part depend on our ability to prepare the South Carolina plant for sale, and if it slips into the fourth quarter. Approximately $1 million of the restructuring charge is related to the planned write down of this asset.

However, the final closure of these facilities will allow us to reduce overhead at the two plants that have been operating at very minimal levels, and are, in effect, producing under-absorbed overhead on low revenue. In addition, we should save around $2 million of SG&A expenses annually, by eliminating these two plants.

Please turn to Slide #10, and we will review our firm backlog. As noted in yesterday’s press release, we booked only $28 million of new orders during the second quarter. As noted earlier, we had anticipated higher bookings, but decisions on several large projects have been delayed for various reasons. We did not have any cancellations during the period.

Because a number of the projects that we are pursuing are very large in scope, it has been difficult to pin down exactly when the developer will make the award for the components we produce. And to this end, it makes it challenging to estimate where our backlog will be at the end of the third quarter. We feel reasonably confident that our backlogs will continue to grow during 2004, and as Larry indicated, it should be significantly higher, based on our success in obtaining these large projects.

Turning to Slide Number 11, which is our abbreviated cash flow slide, you can see that we entered the quarter with slightly over $31 million in cash — down $22 million from the March quarter, and down $20 million from the beginning of the year. Most of this decline can be traced to our changes in working capital. Specifically, the $20 million increase in our costs in excess of billings, detailed on our balance sheet. However, we have also reduced debt by $7 million since the first of the year.

Costs in excess of billings increased from $42 million at the end of March to $62 million at the end of June. Two factors accounted for most of this change. 1 — for the most part, terms on our international orders, regardless of business segment, provide for payments at closer to the time of delivery. This affects our working capital, since in the past some orders from US customers provided for milestone payments, to help minimize our working capital needs. And 2 — with the large increase in manufacturing in China, we have a good deal of cash tied up in our Shanghai-based trading company — where the terms with our customer provide for payment upon delivery. However, we are providing payments to our Chinese-based manufacturing partners as work is completed.

We expect by year-end that this situation should reverse somewhat, as we begin to complete several of these international orders, and our cash balance should range between $20 million to $40 million — depending on what we book in the future and the terms of those specific projects. We do not have any scheduled debt payments during the balance of this year, as the result of making several voluntary pre-payments over the past several quarters.

Turning to Slide 12, you can see our debt-to-cap ratio at the end of the fourth quarter remained low, at 11 percent — and we remained net-debt-free. With that, let’s open the call up to questions.

Carol, can you please poll for questions?

Questions and Answers

Operator

To place yourself in the question queue, please press star-1 on your touchtone phone. If you’re using a speakerphone, please pick up your handset and then press star-1. To withdraw your request, press star-2. Please go ahead if you have any questions.

Your first question comes from Sanjay Shrestha. Please go ahead.

Sanjay Shrestha, First Albany Capital, Inc. - Analyst

Good morning. Thank you all. Actually, good evening, Larry — since you’re in Southeast Asia, right now.

Larry Edwards, Global Power Equipment Group - Chairman of the Board, President, CEO

That’s correct.

Sanjay Shrestha, First Albany Capital, Inc. - Analyst

A couple of quick questions, here. First one — I just want to confirm that the reason unbilled receivables have kind of jumped up sequentially here is because of the terms of the payment. How it changes our dealing with the trading company in Shanghai. Is that correct?

James Wilson, Global Power Equipment Group - CFO, VP Finance

Yes, Really, Sanjay it deals with mainly the payment terms that we have on a couple of the large orders. And it has a lot to do with the fact that we received several orders within kind of a short period of time. So we’re in the point of the cycle right now where we’re putting a lot of money into those projects. And we expect to start getting paid on those in the late third quarter and into the fourth quarter.

Sanjay Shrestha, First Albany Capital, Inc. - Analyst

Okay. Great. And also, I just want to confirm that after you said that, the overhead savings is going to be a reduction of actually about $2 million, going into 2005.

James Wilson, Global Power Equipment Group - CFO, VP Finance

Yes. That’s right. But the closure is at two plants.

Sanjay Shrestha, First Albany Capital, Inc. - Analyst

Okay. Okay. Great. Also, another thing — I guess nobody is immune from this, including the price of steel. But given that, you’re quoting your future business based on the high prices of steel. How should we think about that? Does it mean that if the price of steel were to level off or come down, could that potentially mean you might get actually a better margin into 2005?

James Wilson, Global Power Equipment Group - CFO, VP Finance

Well, Sanjay there could be some of that. What normally happens though, is when you get the order, you buy the steel at that time. So you probably would have those costs fixed right alongside the contract that you receive. That would incorporate the higher steel prices. So there could be a little bit of that that would drop to the bottom line, but not much.

Sanjay Shrestha, First Albany Capital, Inc. - Analyst

Okay. Okay.

James Wilson, Global Power Equipment Group - CFO, VP Finance

But you order the steel pretty much right alongside of the inception of the contract.

Sanjay Shrestha, First Albany Capital, Inc. - Analyst

Okay. Okay. So then I guess the reason why the gross margin got impacted in the second quarter here with the price of steel is because it is really difficult to kind of hedge it — given the presence in the different locations — internationally and things of that nature. Is that the right way to think about that?

James Wilson, Global Power Equipment Group - CFO, VP Finance

Yes. The different location and different types. We baked in as much of the increase as we could. And as the project unfolds, prices went up very, very rapidly. I mean even in the second quarter, we had almost a 30 percent increase in prices.

Sanjay Shrestha, First Albany Capital, Inc. - Analyst

That’s right. That’s right. Okay. Great. And I guess another one on this backlog. You know — growth — you guys sound pretty good about the growth of the backlog by the end of the 2004. Just a couple of questions along that line. 1 — I was hoping, Larry, maybe you could elaborate on the total opportunity associated with some of these large-sized projects in Southeast Asia and Europe — and a couple that seem to be up-and-coming here and Mexico and in the Middle East.

I think I also heard you say that some of the items or the turbines from the bundle buys were taken out. You’ve been hinting on that. So if you could kind of quantify. I understand it’s a very lumpy business, and timing is difficult to predict. But if you could just quantify the size of the overall opportunity that you’re tracking at this moment in time.

Larry Edwards, Global Power Equipment Group - Chairman of the Board, President, CEO

Well I think the three projects that we’ve been following — two here in Southeast Asia are in the $35-50 million range — and even the one in Europe is about that size. So those are multiple — fortunately multiple-unit orders.

The bundle buy — they’re 16 large-frame sizes that are in the central government buy. And then 8 — they’re actually frame 9Es that have been pulled out and being purchased right alongside of those. So still, the total opportunity is 24 turbines in China. But the ones that we’re tracking here and in Europe and there’s even one in North America that’s in the $30 million-plus range. Adding all those up, it’s quite an opportunity, if we are fortunate to get those.

Sanjay Shrestha, First Albany Capital, Inc. - Analyst

Great. And one last question and I’ll hop back in the queue. Larry, you being actually out there — there’s a lot in the press about things kind of slowing down in China — moderating the growth and all that sort of stuff. But I was hoping if you could comment on that, and maybe if you could also tie your comments along the line of how you sort of see the competitive landscape pointing out for you guys, as well — that’s your relationship with the OEMs — and any update on that.

Larry Edwards, Global Power Equipment Group - Chairman of the Board, President, CEO

Well, in China, Sanjay, the power shortage is becoming more acute. I mean, they just announced this week, I think, that General Motors and Volkswagen are being required to close one week a month. Can you imagine closing their factories one week a month in China?

Sanjay Shrestha, First Albany Capital, Inc. - Analyst

That’s right.

Larry Edwards, Global Power Equipment Group - Chairman of the Board, President, CEO

So the power shortage, regardless of the landing that they’re trying to make with the economy — the power shortage is becoming more acute. In fact, we’re a little bit concerned. Some of our fabricators that we’re using have had to go to night shifts, because they can’t operate in the daytime. So that’s what we’re seeing, as far as the power in China. What was the second part of your question?

Sanjay Shrestha, First Albany Capital, Inc. - Analyst

Competition, and maybe any update on your OEM relationship.

Larry Edwards, Global Power Equipment Group - Chairman of the Board, President, CEO

Well, the competition — I mean the competition is in China and Southeast Asia. That’s where most of the activity is. But we really have — and we’ve felt for a long time — that we have a leg up on the competition. We have been here all along; never left. So our relationships in our fabricating resources are in place and working. And we think we have the best fabricators. And we’ve been able to maintain them, pick them first and maintain them over the years.

As far as the OEMs — our relationships are excellent. I mean we’ve really no issues at all with any of the big four now that remain.

Sanjay Shrestha, First Albany Capital, Inc. - Analyst

That’s great. Thanks a lot, guys.

Operator

Your next question comes from Martin Malloy. Please go ahead.

Martin W. Malloy, Hibernia Southcoast Capital - Analyst

Good morning.

I was wondering if you could comment maybe on the receivables. Regarding the receivables, both billed and unbilled. And if you could give us any comfort about who those are to, in terms of being creditworthy entities, that we should expect payment on time.

James Wilson, Global Power Equipment Group - CFO, VP Finance

Well, first of all, Marty, on the receivable issue — our DSOs are still fairly low for our history. Like about 61 days. So we’re turning our receivables over fairly quickly. That’s even down from where we were at 64 in the first quarter, and down significantly from last year.

Regarding the unbilled receivables, we have — and it’s really not unbilled receivables. It’s almost like work-in-process, essentially. But from these various projects. And we have letters of credit on those projects. Or progress payments. And we’re getting paid on some of those — maybe not quite as fast as we’re spending money, but fast enough that we can kind of keep those rolling in.

I would also think that General Electric is probably a fairly creditworthy customer. So I don’t think we’re concerned about that.

Martin W. Malloy, Hibernia Southcoast Capital - Analyst

Looking forward, are there any further acquisition opportunities that you see out there?

Larry Edwards, Global Power Equipment Group - Chairman of the Board, President, CEO

Marty, this is Larry. I guess we make this comment often, but we have continued keeping our eyes and ears open, as we’ve said, for opportunities domestically in the service / maintenance side of the business. You’ve heard us comment on that, before. It’s pretty well known in the community that we would be somebody that would be interested in those kinds of companies, if they were to come up. So that’s really where I’d leave that. We’re not and haven’t been actively looking at additional equipment businesses, as you know. We’ve discussed that, before. At least not in the product lines that we’re presently in.

Martin W. Malloy, Hibernia Southcoast Capital - Analyst

Okay. And then my last question. In terms of being able to increase the prices due to raw material cost — are you getting any pushback from your customers? Or do they understand what’s going on and are accepting the price increases?

Larry Edwards, Global Power Equipment Group - Chairman of the Board, President, CEO

Well, I’d characterize it this way. I’d say initially we got quite a bit of pushback, because customers and most people — most of the business community in general — kind of thought it was temporary. And some of them wouldn’t stick, and so forth. But as of late, we haven’t had the pushback. We’ve been much, much more successful passing these along. Because our customers see that it’s real, and see how significant they are, and have experienced some — not just from us — but from their own factories and from other vendors, as well. So early on, yes — but now, not as much. And Marty, one other area is that the bid validity periods have gotten shorter in the windows, now. That’s becoming more commonplace.

Martin W. Malloy, Hibernia Southcoast Capital - Analyst

Okay. So the bid will only be good for a certain amount of time.

James Wilson, Global Power Equipment Group - CFO, VP Finance

Right. Much shorter than what we’ve seen over the years.

Martin W. Malloy, Hibernia Southcoast Capital - Analyst

Okay. Great. Thank you very much.

Operator

Next question comes from Leone Young. Please go ahead.

Leone T. Young, Salomon Smith Barney - Analyst

Yes. Good morning. A couple of things. On the gross margin issue, you had mentioned that working your way through the steel issue might take into 2005. But then you thought you could return to the high teens. I was wondering if you could quantify a little bit whether that’s a second-half hope that you could get back into the high teens? Or perhaps a little sooner? And also, as you fabricate in China, if you could help me out with how that impacts your margins, one way or the other.

Larry Edwards, Global Power Equipment Group - Chairman of the Board, President, CEO

Well, I’ll answer that. I think the hope would be, Leone, is that we can get back into the higher margins kind of in the late first quarter or second quarter timeframe.

And that — you know, right now, we have a lot of jobs in backlog that already have been priced out, based on certain assumptions, and have higher steel costs for buying. So as we kind of work that through the system and can incorporate more and more of the higher steel costs into the actual jobs we’re getting, then we feel like that’ll kind of turn around.

In terms of China, you know, we feel like that is obviously one of the very lowest-cost manufacturing areas that there is. And so, we’re hopeful that that will continue to improve margins. And as we mentioned in our call, we’ve closed these two North American plants. Essentially, most of the production that we did in these North American plants is going to China. So we’re hopeful that that will at least make us lower-cost and more competitive.

Leone T. Young, Salomon Smith Barney - Analyst

Right. So you net-net as best you can call it, right now. The expectation would be, then, as you recoup the steel costs, you could hope to maintain something in the high teens, in terms of margin.

James Wilson, Global Power Equipment Group - CFO, VP Finance

Right.

Bob Zwerneman, Global Power Equipment Group - Director of Investor Relations

And the only caveat, Leone, is we don’t have a crystal ball to look 6 or 9 months out in terms of steel pricing. I mean we’re factoring steel cost increases similar to that chart that we showed in Larry’s presentation, I think the fourth or fifth chart slide in. If they go up another 28 or 50 percent, well, you know, all bets are off.

Leone T. Young, Salomon Smith Barney - Analyst

No, I understood. I just meant more in terms of we know there’s great opportunities in China, but there’s also a fair amount of concern of what’s the actual profitability of the business there, once you’ve got it? And that’s what I was trying to gauge.

James Wilson, Global Power Equipment Group - CFO, VP Finance

Yes. For us, the profitability is no different than if it would be at a plant in another part of the world, outside of the United States. I mean the US. The only real manufacturing facility we have left today is one where we do a lot of specialty boiler work, up in the Minneapolis area, for very quick-cycle jobs. Everywhere else, we’re pretty much just outside of the United States.

So China is no more or less profitable than any other point.

Leone T. Young, Salomon Smith Barney - Analyst

Okay. Good. And secondarily, on the delays. I know you said all the projects were still alive — none were dead. And there were delays for various reasons. I’m kind of curious. If you could go into detail a little bit as to what kind of delays you’re seeing. Therefore, your sense that they could resolve themselves fairly quickly? Or not?

James Wilson, Global Power Equipment Group - CFO, VP Finance

I think generally, Leone, we feel pretty good about the prospects, still. I mean not major slippages. Maybe I can’t be too specific, here. But a couple of them are slippages of only a month. And a few of them are slippages of only one quarter. So not really significantly long slippages.

Leone T. Young, Salomon Smith Barney - Analyst

Okay. So they don’t tend to be problems that could be terminal — like funding or things like that?

James Wilson, Global Power Equipment Group - CFO, VP Finance

I haven’t seen that in any of the cases that I’ve mentioned. No.

Larry Edwards, Global Power Equipment Group - Chairman of the Board, President, CEO

In one large project, Leone, we had the OEMs. One OEM went in and decided to lower their turbine prices lower than the scope of the present project. So now everybody had to go back to the drawing board and re-estimate everything on a different type of gas turbine.

But still, a valid project and it is still going forward.

Leone T. Young, Salomon Smith Barney - Analyst

Great. Thanks very much.

Operator

Your next question comes from Leo Harman. Please go ahead.

Leo Harman, - Analyst

Good afternoon.

I was wondering if you guys could give me a little bit of the scope of the size of the backlog increase that you’re expecting, given that last year’s backlog was about 185 and you’re currently 171. I’m trying to get a better idea of how that ramps, or the relative size of what you’re seeing, that gives you some confidence that you’re going to be — or at least that you should be — above the 185 by the end of 2004.

James Wilson, Global Power Equipment Group - CFO, VP Finance

Yes, Leo, I think the best way you’d go about looking at that is just look at the income statement. In terms of our guidance, versus where we are year-to-date. When you look at the fact that we’ve done 112 — if you would — just at the midpoint of our range between 210-240, and just took 225. Well, we’re halfway there. So in order to exceed last year’s backlog number, which you just gave of 185 — we would have to book roughly another $130m of business. I think Larry gave you three projects alone that we are very actively bidding on, and that we feel very good about as prospects. Those three projects alone would be $135m. And that doesn’t include anything for China or Mexico or North America or all these other projects that we’re also a part of.

We’re not going to say it’s a factor of 20 percent higher or 30-40 or 50. We can’t give that kind of accuracy today. Simply because the number of projects are very, very large in scope.

Leo Harman, - Analyst

Okay. Would you be able to sort of range the probability if you got 50 percent of the projects that you’re currently working on? Where the backlog would be? Or is that too esoteric, at this point?

James Wilson, Global Power Equipment Group - CFO, VP Finance

If we got 50 percent of them out there, Leo, people would be doing back flips. Those would be very, very large kinds of numbers, in terms of the profitability. One thing that we haven’t even discussed yet is there are actually more turbines right now going into Saudi Arabia than are going into China. The difference is, the ones in Saudi Arabia do not have HRSGs involved. For us, it’s a $2-3 million kind of opportunity per unit, rather than $12-13 million. But you really start to try to mix all the apples and oranges together in the 50 percent probabilities, and all we can tell you is that the opportunity for us is extremely large.

Leo Harman, - Analyst

Okay. Thank you.

Operator

Your next question comes from Steven Pinnault. Please go ahead.

Steven Pinnault, - Analyst

Good morning, gentlemen.

Question on the cash flow. You indicated that part of the working capital build is due to a change in business practice — not a change — but the business practices. Perhaps internationally being different than they are here in the states is part of the reason for the working capital build. Do you expect positive free cash in ‘05? Or do you expect to burn free cash, expanding your international business?

James Wilson, Global Power Equipment Group - CFO, VP Finance

No. We would expect positive cash in ‘05. And really, you know, each project is different. So those are kind of general terms. So just to kind of clarify a little bit, in our auxiliary power equipment, saying that we normally get paid on completion. In our heat-recovery segment, we get progress payments.

Now, in the heat-recovery segment, the progress payments can vary, in terms of how much more you get toward the front-end versus the back-end. So since each one of those projects is negotiated separately, and we’re of course keeping a close eye on that — we want to do the best we can. But we have so many projects, and we’re still quoting. It would be hard to say exactly. But for right now, we’d say that we would be cash flow positive.

Steven Pinnault, - Analyst

Okay.

Bob Zwerneman, Global Power Equipment Group - Director of Investor Relations

Steven, and also the best way to look at us is you know we provide metrics of EBITDA as a proxy for cash flow. And for us, in 2005, if you were to just put a model together or some of the analysts put models together — that measure of EBITDA ought to approximate our overall cash flow generation.

Steven Pinnault, - Analyst

Okay. Well, I’ll look to be doing that analysis next year. In the meantime, you mentioned I guess steel’s clearly been a big issue for not only you, but for a lot of the companies out there. It looks like there’s a potential for a strike to occurring — which will affect about 25 percent of the iron ore mines in this country.

Have you taken the possibility of a supply crunch, both from a price perspective and an availability perspective into consideration for your going forward? I mean what are your contingency clauses in your contracts? How do you approach that?

Bob Zwerneman, Global Power Equipment Group - Director of Investor Relations

Actually, Steven, the best part of that — most of what we’re sourcing, we’re sourcing outside the United States.

Steven Pinnault, - Analyst

Yes. Very little is sourced in the United States. Right. But it still affects global supply. And price and availability.

Bob Zwerneman, Global Power Equipment Group - Director of Investor Relations

Well, Steven, we don’t have the ability—there’s not a futures market for steel prices. And there’s nothing that even is a proxy for it. So I understand your hypothetical question — but it’s not one that we really can assess the impact on us, other than to say that it’s negligible for what we source in the United States. It should not have an effect on the supply side of our business. Now, price — that’s a whole different issue.

Bob Zwerneman, Global Power Equipment Group - Director of Investor Relations, - Analyst

Okay. Are you guys generally using steel out of the integrated furnaces? Or I think it’s the electric arc. Does it matter?

Larry Edwards, Global Power Equipment Group - Chairman of the Board, President, CEO

It doesn’t really matter. Most of it is formed from scrap, actually, that we end up using.

Steven Pinnault, - Analyst

Okay. Great. Thank you very much.

Operator

For any further questions, please press star-1 on your touchtone phone. There are no further questions in the queue.

Bob Zwerneman, Global Power Equipment Group - Director of Investor Relations

Okay. Well I would like to thank everyone again for participating in our call, today. One last piece of housekeeping before we adjourn this. As we indicated on our Slide 2 that we showed earlier, as well as our press release which is posted on our website for Safe Harbor language and Reg G compliances. We encourage people to go and look at them. We also taped this call today, and it will be available somewhere after one o’clock today — you’ll be able to access that replay from our website or until August 9th at 866.523.1010. Again, 866.523.1010 or 416.695.5286. Again, that direct number would be 416.695.5286. The PIN code to access that replay is 0307. 0307. Again, thank you for participating and this concludes our call.